April 29, 2016

The Berwyn Funds, Inc. 1189 Lancaster Avenue Berwyn, Pennsylvania 19312
Investment Managers Series Trust 235 West Galena Street Milwaukee, Wisconsin 53212

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Paragraphs IX(h) and X(f) of the Agreement and Plan of Reorganization (the “Agreement”), dated as of April 29, 2016, among Investment Managers Series Trust, a Delaware statutory trust (the “Acquiring Company”), on behalf of each of its series listed as an acquiring fund in Section 1.02 of the Agreement (each, an “Acquiring Fund”), and The Berwyn Funds, Inc., a Delaware statutory trust (the “Acquired Company”), on behalf each of its series listed as an acquired fund in Section 1.02 of the Agreement (each, an “Acquired Fund”). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement. The Agreement contemplates (1) the transfer of all the Acquired Assets of each Acquired Fund to the corresponding Acquiring Fund in exchange for (a) the issuance by the Acquiring Company, on behalf of the applicable Acquiring Fund, to the corresponding Acquired Fund of the number of Acquiring Company Shares of the applicable Acquiring Fund determined by dividing the aggregate net asset value of the shares of the Acquired Fund by the net asset value per share of the applicable Acquiring Fund, and (b) the assumption by the Acquiring Company, on behalf of the applicable Acquiring Fund, of the Acquired Liabilities of the corresponding Acquired Fund, and (2) the distribution by the Acquired Company, on behalf of the Acquired Fund, of the Acquiring Company Shares of the corresponding Acquiring Fund pro rata to the shareholders of the applicable Acquired Fund in complete liquidation of that Acquired Fund (each such transfer, issuance, assumption, and distribution relating to a particular Acquired Fund and the corresponding Acquiring Fund is referred to herein as a “Transaction”).

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Combined Proxy Statement and Prospectus for the Reorganization of the Acquired Funds into the Acquiring Funds dated February 23, 2016 and other materials prepared in connection with the Transactions (collectively, the “Transaction Documents”). In that examination, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies). We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other Transaction Documents.

Morgan, Lewis & Bockius llp

One Federal Street
Boston, MA 02110-1726 United States	+1.617.341.7700 +1.617.341.7701

The Berwyn Funds, Inc.
Investment Managers Series Trust
April 29, 2016
Page Two

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Transaction Documents and in certificates of the Acquiring Company, on behalf of each Acquiring Fund, and the Acquired Company, on behalf of each Acquired Fund, each dated as of the date hereof (the “Certificates”). Our opinion assumes (i) that all representations set forth in the Transaction Documents and in the Certificates will be true and correct in all material respects as of the date of the Transactions (and that any such representations made “to the best knowledge of,” “to the knowledge of,” “in the belief of,” or otherwise similarly qualified, are true and correct in all material respects without any such qualification), and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Transaction Documents and Certificates. Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the “Code”), existing case law, existing permanent and temporary treasury regulations promulgated under the Code, and existing published revenue rulings and procedures of the Internal Revenue Service that are in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively. We assume no obligation to update our opinion to reflect other facts or any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, with respect to each Transaction, we are of the opinion that, for United States federal income tax purposes:

1.	The Transaction will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the applicable Acquired Fund and corresponding Acquiring Fund will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.	No gain or loss will be recognized by the applicable Acquired Fund in the Transaction upon the transfer of its Acquired Assets to the corresponding Acquiring Fund solely in exchange for Acquiring Company Shares of that Acquiring Fund and the assumption by the Acquiring Company, on behalf of the Acquiring Fund, of the Acquired Liabilities of that Acquired Fund, or upon the distribution of the Acquiring Company Shares of that Acquiring Fund to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund, except for (A) gain or loss that may be recognized with respect to “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an Acquired Asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

3.	The tax basis in the hands of the applicable Acquiring Fund of each Acquired Asset transferred from the corresponding Acquired Fund to the Acquiring Fund in the Transaction will be the same as the tax basis of such Acquired Asset in the hands of the Acquired Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Fund on the transfer.

The Berwyn Funds, Inc.
Investment Managers Series Trust
April 29, 2016
Page Three

4.	The holding period in the hands of the applicable Acquiring Fund of each Acquired Asset transferred from the corresponding Acquired Fund to the Acquiring Fund in the Transaction, other than Acquired Assets with respect to which gain or loss is required to be recognized, will include in each instance the period during which such Acquired Asset was held by the Acquired Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an Acquired Asset).

5.	No gain or loss will be recognized by the applicable Acquiring Fund upon its receipt of the Acquired Assets transferred from the corresponding Acquired Fund to that Acquiring Fund in the Transaction solely in exchange for Acquiring Company Shares of that Acquiring Fund and the assumption of the Assumed Liabilities of that Acquired Fund in the Transaction.

6.	The shareholders of the applicable Acquired Fund will recognize no gain or loss upon the exchange of their shares of that Acquired Fund for shares of the corresponding Acquiring Fund as part of the Transaction.

7.	The aggregate tax basis of the shares of the applicable Acquiring Fund that each shareholder of the corresponding Acquired Fund receives in the Transaction will be the same as the aggregate tax basis of the shares of the Acquired Fund exchanged therefor.

8.	The holding periods of the shares of the applicable Acquiring Fund received by each shareholder of the corresponding Acquired Fund in the Transaction will include the holding periods of the shares of the Acquired Fund surrendered in exchange therefor, provided that those shares of the Acquired Fund are held by that shareholder as capital assets on the date of the exchange.

9.	The taxable year of the applicable Acquired Fund will not end as a result of the Transaction.

With respect to each Transaction, this opinion is furnished to the Acquiring Company, on behalf of the applicable Acquiring Fund, and the Acquired Company, on behalf of the applicable Acquired Fund, in connection with that Transaction and is not to be quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to shareholders of the Acquired Funds and the Acquiring Funds, and they may rely on it in connection with their respective Transactions, it being understood that we are not establishing any attorney-client relationship with any such shareholder. This letter is not to be relied upon for the benefit of any other person or for any other purpose.

The Berwyn Funds, Inc.
Investment Managers Series Trust
April 29, 2016
Page Four

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Transactions and to the use of our name and any reference to our firm in such Registration Statement or in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius, LLP

MORGAN, LEWIS & BOCKIUS LLP